CONTACT:
Andy Wrobel
Chief Financial Officer
NTN Communications, Inc.
(760) 930-1177
Andy.Wrobel@ntn.com

                      NTN COMMUNICATIONS ANNOUNCES RESULTS
                             FOR SECOND QUARTER 2005

Second Quarter Highlights:

     o iTV Hospitality Network Registers Highest Q2 Domestic Site Growth in Company History, and Ends Quarter at All-Time High of 3,832 Sites

     o Buzztime(R) Mobile Game Distribution is Broadened to Sprint PCS, Verizon Wireless and Alltel Mobile Phone Subscribers

     o NTN Software Solutions Signs Major National Account Agreement

     o NTN Communications Joins Russell Microcap Index

CARLSBAD, CA, August 8, 2005 - NTN Communications, Inc. (AMEX: NTN), a leader in interactive communications and entertainment products for the home and for the hospitality industry, today announced results for the second quarter ended June 30, 2005. NTN will host a live webcast and conference call today at 4:15 pm EDT to discuss the results (see conference call details below).

Second Quarter 2005 Results
---------------------------

Consolidated Results

Consolidated revenues for the second quarter of 2005 increased by $1.1 million or 12.9% to $9.63 million, compared to revenues of $8.53 million in the second quarter of 2004. The company reported a consolidated net loss of $1,092,000, or $(0.02) per common share for the Q2 2005 period, which was an $18,000 increase over the net loss of $1,074,000, or $(0.02) per common share in the Q2 2004 period. The 2005 consolidated net loss represented the combination of a net loss of $99,000 from the NTN Hospitality Technologies division and a net loss of $993,000 from NTN's Buzztime subsidiary.

Consolidated EBITDA improved by $82,000 to negative $23,000 in the three months ended June 30, 2005 from EBITDA of negative $105,000 in the three months ended June 30, 2004.

Both EBITDA and Net Income for the 2005 second quarter included $307,000 due to costs incurred for the launch of our iTV Hospitality Network in the UK, while there were no comparable costs last year. In contrast, both EBITDA and Net Income in last year's second quarter benefited from the Company's receipt of $225,000 for a one-time legal settlement. Thus, in comparison, net income from equivalent operations improved by $514,000 over Q2 2004, rather than decreasing; and 2005 Q2 EBITDA from equivalent operations improved an additional $532,000, or $614,000, over last year's second quarter results.

Consolidated revenues for the first six months of 2005 increased by $1.76 million or 10.2% to $19,136,000, compared to the $17,372,000 in the first six months of 2004.

Hospitality Technologies Division Results

Revenues for the Hospitality Technologies division increased by $908,000 or 11%, to $9,397,000 in the second quarter of 2005, compared to revenues of $8,489,000 in the second quarter of 2004. The revenue growth arose primarily from the NTN iTV Network both domestically and in Canada.

NTN iTV Network's net site growth of 118 sites in North America in the second quarter of 2005 was the strongest second quarter net site growth in the company history. The quarter ended with a record North America site count of 3,832 which was 364 sites higher than at June 30, 2004.

Management attributes the strong site growth during the first six months of 2005 to the launch of its new NTN Blast(TM) content, including the Texas Hold `em poker game, and a restructured sales force. The growth came on second quarter sales of 323 new subscribers, and six-month sales of 672 new subscribers. The six-month sales number is a 44% improvement over sales in the first six months of 2004, when Blast was announced, and 97% above the first six month average sales for the five prior years. As revenues in the iTV Network segment are derived monthly, most revenues as a result of this six-month sales increase will be realized in future quarters.

The NTN Hospitality Technologies division's net loss of $99,000 in the second quarter of 2005 compares to a net profit of $25,000 in the second quarter of 2004. Within the Hospitality Technologies division, the three segments reported the following revenue and income contributions:

                                                                     Three Months Ended June 30,
                                                                    2005             2004
                                                                    ----             ----
Revenues by Segment:
  NTN iTV Network                                           $    6,920,000      $   6,029,000
  NTN Wireless                                                   1,504,000          1,551,000
  Software Solution                                                973,000            909,000
                                                                -----------        -----------
  Hospitality Technologies Division Revenues                $    9,397,000      $   8,489,000
                                                                ===========        ===========

Income (Loss) by Segment:
  NTN iTV Network                                           $       82,000      $     420,000
  NTN Wireless                                                     240,000            115,000
  Software Solutions                                              (421,000)          (510,000)
                                                                -----------        -----------
  Hospitality Technologies Division Income (Loss)           $      (99,000)     $      25,000
                                                               ============        ===========

a) Net Income of the NTN iTV Network segment declined $338,000, primarily as a result of the $534,000 attributed to the UK launch and the one-time legal settlement in 2004 noted above. Without these items, net income would have increased by $196,000 in the second quarter. The Company continues to invest in its UK initiative, with pro-active sales efforts having begun in July 2005 following a four-month trial period.

b) Net Income in the Wireless Segment increased by $125,000 due to higher margins on its product sales and the absence of legal costs compared to Q2 2004.

c) Net Loss in the Software Solutions segment improved by $89,000, due primarily to the sale of some of the segment's software products to Intura Solutions LP in Q1 2005. During the second quarter, the Company signed an agreement with a national hospitality operator that is expected to bring the company over $1 million in licensing revenues in the coming 12 months. In addition, the Company is aggressively seeking to increase points of distribution of its hospitality products via software resellers, and has increased reseller relationships from zero at the beginning of 2005 to 22 at the end of six months, with a goal of growing this number to achieve a revenue run rate that exceeds the operating costs of this segment.

Buzztime Subsidiary Results

Buzztime revenues increased by $193,000 to $232,000 in the second quarter of 2005, from $39,000 in the second quarter of 2004. The primary components of the $193,000 revenue increase were subscription revenues and royalties on game products as the Company recognized its first licensing revenues, summing to $100,000, from sales of the new Buzztime Home Trivia System as well as an increase in revenues from mobile and satellite TV distribution.

The net loss for Buzztime was $993,000 in the second quarter of 2005, a reduction of $106,000 from the net loss of $1,099,000 in the second quarter of 2004.

Management believes that Buzztime results for the second half of the year will be impacted by higher license revenues from sales of its Buzztime Home Trivia System product and lower costs associated with building its business. During the second quarter, Buzztime received the first royalty payment from its game and toy licensee, Cadaco Inc., from the sale of the new Buzztime Home Trivia System plug-and-play electronic game. Cadaco has achieved broad distribution of this new game in stores across the U.S., and is scheduled to be in 9,000 North America retail outlets including Wal-Mart, Kmart, Target, Toys R Us, Sears and others by the end of September 2005 in preparation for holiday sales. The Company believes that royalties from the sale of this new product will bring a substantial growth in Buzztime revenues in Q4, ending December 31, 2005.

"We are very pleased with the state of the Company's operations," stated chairman and CEO Stanley B. Kinsey. "Though our progress is not entirely apparent in the current quarter's results, we are seeing positive trends in our operations that are in line with our expectations, especially investment initiatives where we have a goal of driving increased revenues over the next several quarters."

A detailed schedule reconciling net income and loss, the nearest GAAP measure, to EBITDA is included in the supplemental tables below. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's operating performance. EBITDA should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP financial information such as EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare NTN's current results with results from other reporting periods and with the results of other companies.

Conference Call

A conference call to review the second quarter earnings is scheduled for today at 4:15 pm EDT. Investors may access the teleconference call by dialing (800) 540-0559 and approximately 15 minutes prior to the starting time and ask to be connected to the NTN Communications Second Quarter Earnings Conference Call. International callers please dial 785-832-1508. This call is also being simultaneously webcast and can be accessed at NTN Communications' web site at www.ntn.com. A replay will be available beginning on immediately following the conclusion of the conference call through August 22, 2005 at 11:59 p.m. EST. Please dial (888)562-0906 to access the replay. International callers please dial (402) 220-7348. An archive of the webcast will also be available on the Company's Web site at www.ntn.com.

About NTN Communications,  Inc.
Based in Carlsbad, CA, NTN Communications, Inc. is the parent corporation of the NTN Hospitality Technologies(TM) division and Buzztime Entertainment, Inc., a subsidiary. The NTN Hospitality Technologies segment, which focuses on the out-of-home hospitality industries, is comprised of the NTN interactive Television (iTV) Network, NTN Wireless Communications, Inc., and NTN Software Solutions, Inc. Buzztime Entertainment, Inc. produces Buzztime(R), the play-along games channel, live sports prediction games such as QB1(R) and many other games that allow one or many players to participate. In addition to the NTN iTV Network, Buzztime's games are available on cable TV, satellite TV, mobile phones and plug-n-play home versions. For more information, please see www.ntn.com.

This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, future expansion in the hospitality and cable industry as well as in the satellite, mobile and in-home retail markets, changes in business lines such as the reduction in losses, anticipated license revenues and engagement of independent resellers for Software Solutions, ongoing sales growth in the iTV Network, expected reductions in the cost of a site installation in the iTV Network, and consummation of contracts, are all based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products, delays in closing of sales or agreements, unforeseen and uncontrollable increases in expenses or costs and the impact of competitive products and pricing. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of NTN's Form 10-K/A for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

       For additional free information on NTN Communications at no charge, please call 1-800-PRO-INFO and enter ticker symbol NTN

                              -- Tables to Follow -

                    NTN COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets

                                                           JUNE 30,
                                                             2005                DECEMBER 31,
                                                          (UNAUDITED)               2004
                                                        --------------         --------------

Current assets:
  Cash and cash equivalents                              $  4,647,000          $  6,710,000
  Restricted cash                                              65,000                66,000
  Accounts receivable, net                                  3,609,000             3,405,000
  Investment available-for-sale                               422,000               304,000
  Inventory                                                   411,000               399,000
  Deposits on broadcast equipment                             653,000               534,000
  Deferred costs                                            1,041,000               960,000
  Prepaid expenses and other current assets                 1,168,000             1,128,000
                                                         ------------          ------------
               Total current assets                        12,016,000            13,506,000

Broadcast equipment and fixed assets, net                   7,772,000             6,451,000
Software development costs, net                               728,000               763,000
Deferred costs                                              1,159,000               922,000
Intangible assets, net                                      3,289,000             4,011,000
Goodwill                                                    3,658,000             3,658,000
Other assets                                                  141,000                77,000
                                                         ------------          ------------
                 Total assets                            $ 28,763,000          $ 29,388,000
                                                         ============          ============

                      Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                                       $  1,221,000         $   1,590,000
  Accrued expenses                                          1,346,000             1,125,000
  Revolving line of credit                                    700,000                    --
  Accrued salaries                                            282,000               447,000
  Accrued vacation                                            666,000               635,000
  Taxes payable                                               589,000               558,000
  Obligations under capital leases                            306,000               148,000
  Equipment note payable                                      157,000               620,000
  Deferred revenue - Buzztime                                 706,000               291,000
  Deferred revenue - Hospitality Technologies               2,031,000             1,448,000
                                                         ------------          ------------
       Total current liabilities                            8,004,000             6,862,000

Obligations under capital leases, excluding current portion   338,000               123,000
Deferred revenue, excluding current portion                   256,000               368,000
                                                         ------------          ------------
       Total liabilities                                    8,598,000             7,353,000
                                                         ------------          ------------

Shareholders' equity:
  Series A 10% cumulative convertible preferred stock,
    $.005 par value, $161,000 liquidation preference,
    5,000,000 shares authorized; 161,000
    shares issued and outstanding at June 30, 2005 and
    December 31, 2004                                           1,000                 1,000
  Common stock, $.005 par value, 84,000,000 shares
    authorized; 53,519,000 and 53,026,000 shares issued and
    outstanding at June 30, 2005 and December 31,2004,
    respectively                                              266,000               264,000
  Additional paid-in capital                              109,464,000           109,008,000
  Accumulated deficit                                     (89,208,000)          (86,769,000)
  Accumulated other comprehensive loss                       (358,000)             (469,000)
                                                       --------------          ------------
       Total shareholders' equity                          20,165,000            22,035,000
                                                       --------------          ------------
          Total liabilities and shareholders' equity   $   28,763,000         $  29,388,000
                                                       ==============         =============

                    NTN COMMUNICATIONS, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations (Unaudited)

                                                       THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                 -------------------------------    ------------------------------
                                                    JUNE 30,         JUNE 30,          JUNE 30,        JUNE 30,
                                                      2005             2004              2005            2004
                                                 --------------- ---------------    --------------- --------------
Revenues:
  Hospitality Technologies revenues              $ 9,397,000      $ 8,477,000        $18,610,000     $17,276,000
  Buzztime service revenues                          232,000           39,000            526,000          82,000
  Other revenues                                          --           12,000                 --          14,000
                                                 -----------      -----------        -----------     -----------
     Total revenues                                9,629,000        8,528,000         19,136,000      17,372,000
                                                 -----------      -----------        -----------     -----------

Operating expenses:
  Direct operating costs (includes depreciation of
   $837,000, $737,000, $1,565,000 and
   $1,457,000 for the three months ended June 30,
   2005 and 2004 and for the six months
   ended June 30, 2005 and 2004,                   3,438,000        2,922,000          6,858,000       6,139,000
   respectively)
  Non-cash charge related to software                     --               --            276,000              --
   product sales
  Selling, general and administrative              6,710,000        6,175,000         13,036,000       12,320,000
  Litigation, legal and professional fees            190,000          370,000            570,000          748,000
  Stock based compensation                            85,000           40,000            192,000           94,000
  Depreciation and amortization                      165,000          215,000            420,000          435,000
  Research and development                            66,000           88,000            125,000          172,000
                                                 -----------      -----------        -----------      -----------

     Total operating expenses                     10,654,000        9,810,000         21,477,000       19,908,000
                                                 -----------      -----------        -----------      -----------

Operating loss                                    (1,025,000)      (1,282,000)        (2,341,000)      (2,536,000)
                                                 -----------      -----------        -----------      -----------

Other income (expense):
  Interest income                                     25,000           23,000             51,000           42,000
  Interest expense                                   (49,000)         (28,000)           (73,000)         (66,000)
  Other income                                            --          225,000                 --          225,000
                                                 -----------      -----------        -----------      -----------

      Total other income (expense)                   (24,000)         220,000            (22,000)         201,000
                                                ------------      -----------       ------------      -----------

Net loss before income taxes                      (1,049,000)      (1,062,000)        (2,363,000)      (2,335,000)

Provision for income taxes                            43,000           12,000             76,000           33,000
                                                 -----------      -----------        -----------      -----------

      Net loss                                   $(1,092,000)     $(1,074,000)       $(2,439,000)     $(2,368,000)
                                                 ===========      ===========        ===========      ===========

Net loss per common share - basic and diluted:   $    (0.02)      $     (0.02)       $     (0.05)     $     (0.05)
                                                 ===========      ===========        ===========      ===========

Weighted average shares outstanding - basic       53,403,000       52,703,000         53,313,000       52,290,000
  and diluted                                    ===========      ===========        ===========      ===========

                    NTN COMMUNICATIONS, INC. AND SUBSIDIARIES
        Condensed Consolidated Statements of Comprehensive Income (Loss)

                                                    THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                    ------------------                      ----------------
                                                  JUNE 30,        JUNE 30,             JUNE 30,          JUNE 30,
                                                    2005            2004                 2005              2004
                                                    ----            ----                 ----              ----
Net loss......................................  $(1,092,000)    $(1,074,000)       $ (2,439,000)      $ (2,368,000)
                                                ------------    ------------       -------------      -------------

Other comprehensive income, net of tax:
  Foreign currency translation adjustments....       (8,000)        (44,000)             (7,000)           (59,000)
  Unrealized holding gain in investment             (62,000)        (29,000)            118,000            (19,000)
  available for sale..........................  ------------    ------------       -------------      -------------

Other comprehensive income (loss).............      (70,000)        (73,000)            111,000            (78,000)
                                                ------------    ------------       -------------     --------------
Comprehensive net loss........................  $(1,162,000)    $(1,147,000)       $ (2,328,000)      $ (2,446,000)
                                                ============    ============       =============     ==============

                               EBITDA Calculation

                                       THREE MONTHS ENDED JUNE 30

                                                 ($000)
                                          -------------------
EBITDA Calculation:                     2005               2004
                                        Total              Total
                                        -----              -----
     Net income (loss)                $(1,092)           $(1,074)

     Interest expense (net)                24                  5
  Depreciation and amortization         1,002                952
       Income taxes                        43                 12
                                           --                 --
         EBITDA                          $(23)             $(105)
                                         =====             ======